Exhibit 99.2

AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT, by and between MAGELLAN HEALTH SERVICES, INC., on behalf of itself and its subsidiaries and affiliates (collectively referred to as “Employer”), and Eric Reimer (“Employee”), is entered into as of the effective date of the Employment Agreement by and between Employer and Employee (“Agreement”).

WHEREAS, Employer desires to obtain the services of Employee and Employee desires to render services to Employer; and

WHEREAS, the parties wish to modify the Agreement.

NOW, THEREFORE, intending to be legally bound and upon good and valuable consideration, the parties agree as follows:

1.             The following shall be inserted in Section 4 of the Agreement as Subsection (c):

“(c)     Signing Bonus Stock Option Grant. In addition to eligibility to participate in Employer’s then- effective annual incentive and stock option plans applicable to Employee by the plan terms, Employee will receive a one-time grant of 40,000 shares of common stock in the form of stock options subject to the terms and conditions of the management incentive plan that is adopted by Employer’s Board of Directors pursuant to Employer’s Third Amended Joint Plan Of Reorganization Under Chapter 11 Of The Bankruptcy Code and effective subsequent to the Company’s emergence from bankruptcy.  The  effective date of the grant and the pricing of the stock option grant will be determined by Employer.  The stock option grant will vest in accordance with the terms of the management incentive plan that is adopted by the Board of Directors.”

2.             All capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Agreement.

3.             All other terms and provisions of the Agreement not modified as set forth herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 17th day of December, 2003.

MAGELLAN HEALTH SERVICES, INC.
“Employee”	“Employer”

/s/ Eric Reimer	By:	/s/ Rene Lerer
Eric Reimer
	Name:	Rene Lerer

	Title:	Chief Operating Officer

This information is confidential and the
proprietary information of Magellan.	(employee agreement amendment)